EXHIBIT 4.1

                             OBIE MEDIA CORPORATION

                       RESTATED 1996 STOCK INCENTIVE PLAN

             Adopted by the Board of Directors and Sole Shareholder
                               on October 2, 1996

               (Includes Amendments Approved by Board of Directors
                            Through October 28, 1996)

                                   I. PURPOSE

                  The purpose of the Plan is to provide a means by which se1ected Employees, Directors and Consultants may be given an opportunity to acquire stock of the Company. The Company, by means of the Plan, seeks to retain the services of persons who are currently Employees, Directors or Consultants, to secure and retain the services of new Employees. Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Bonuses, and Sales of Stock or any combination of the foregoing, as is best suited to the circumstances of the particular person as provided herein.

                                 II. DEFINITIONS

                  The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

                           a. "1934 Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

                           b. "Award" means, individually or collectively, any Option, Stock Bonus or Sale of Stock.

                           c. "Board" means the Board of Directors of Obie Media Corporation.

                           d. "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any such section.

                           e. "Committee" means not less than two members of the Board who are selected by the Board as provided in Paragraph A of Article IV.










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                           f.       "Common Stock" means the shares of Common
         Stock of the Company, without par value.

                           g.       "Company" means Obie Media Corporation.

                           h. "Consultant" means any person engaged by the Company or a Subsidiary to render services and who does not render such services as an Employee or Director.

                           i. "Director" means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

                           j. "Disability" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

                           k. "Employee" means any person (including a Director) in an employment relationship with the Company or a Subsidiary.

                           l.       "Fair Market Value" means, as of any
         specified date:

                                    (i) If the Common Stock is listed on any
                  established stock exchange, its fair market value shall be the closing sale price of the Common Stock (or the average of the closing bid and asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the business day preceding the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

                                    (ii) If the Common Stock is quoted on the
                  National Association of Securities Dealers, Inc. Automated Quotation (Nasdaq) System, its fair market value shall be the average of the closing bid and asked prices for the Common Stock on the business day preceding the date of such determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

                                    (iii) In the absence of an established
                  market for the Common Stock, the fair market value thereof shall be determined in good faith by the Committee in such manner as it deems appropriate.








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                           m.       "Holder" means an Employee, Consultant or a
         Director who has been granted an Award, and any assignee or transferee of such person as permitted under the Plan. For purposes of Section G of Article VII, if an Option has been transferred as permitted under the Plan, "Holder" shall refer to the Employee, Consultant or Director who was granted the Award and shall not refer to that person's assignee or transferor.

                           n. "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

                           o. "Nonemployee Director" means a Nonemployee Director as defined in Rule 16b-3(b)(3)(i). Solely for the purposes of determining eligibility for any stock incentive program for Nonemployee Directors, "Nonemployee Director" means a director who is not an Employee on the date the Award is granted and has not been an Employee during the prior two years.

                           p. "Nonqualified Stock Option" means a stock option other than an Incentive Stock Option.

                           q. "Option" means an Award described in Article VII of the Plan.

                           r. "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

                           s. "Plan" means the Restated 1996 Stock Incentive Plan of Obie Media Corporation, as set forth herein and as it may be hereafter amended from time to time.

                           t. "Rule 16b-3" means Rule I 6b-3 promulgated by the Securities and Exchange Commission under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

                           u. "Sale of Stock" means any sale of stock as provided in Article IX.

                           v.       "Stock Bonus" means an Award described in
         Article VIII.

                           w. "Stock Bonus Agreement" means a written agreement between the Company and a Holder with respect to a Stock Bonus.

                           x. "Stock Sale Agreement" means a written agreement between the Company and a Holder with respect to a Sale of Stock.

                           y.       "Subsidiary" means a "subsidiary
         corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code; namely, any corporation in which the Company directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

                  The Plan shall be effective as of October 2, 1996, the date of its adoption by the Board, subject to its ratification and approval by the shareholders of Obie Media Corporation on or before October 1, 1997. Until the Plan has been approved by shareholders, any Awards made under the Plan shall be conditioned upon such approval. No Awards may be granted under the Plan after October 1, 2006. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                               IV. ADMINISTRATION

                  A. COMPOSITION OF COMMITTEE. The Plan shall be administered by a committee which shall (i) be appointed by the Board and (ii) consist of two or more Nonemployee Directors. If a Committee is not appointed by the Board, the Plan shall be administered by the Board and all references in the Plan to a Committee shall mean and refer to the Board.

                  B. AUTHORITY OF THE COMMITTEE. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine: (i) which Employees, Directors and Consultants shall receive Awards;
(ii) the time or times when Awards shall be' granted; (iii) the type or types of Awards to be granted; and (iv) the number of shares of Common Stock which may be issued under each Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry the Award into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.






















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                  C.       LIABILITY OF COMMITTEE MEMBERS. No member of the
Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

                  D. COSTS OF PLAN. The costs and expenses of administering the Plan shall be borne by the Company.

                                 V. ELIGIBILITY

                  Employees, Directors and Consultants are eligible to receive Options, Stock Bonuses and Sales of Stock; provided, however, only Employees are eligible to receive Incentive Stock Options. Any Award may be granted on more than one occasion to the same person, and may include an Incentive Stock Option, a Nonqualified Stock Option, a Stock Bonus, a Sale of Stock or any combination thereof.

                         VI. SHARES SUBJECT TO THE PLAN

                  A. AGGREGATE NUMBER OF SHARES. Subject to Article X, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 300,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan.

                  B. STOCK OFFERED. The stock to be offered pursuant to the grant of any Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

                                  VII. OPTIONS

                  A. OPTION PERIOD. The term of each Option shall be as specified by the Committee as the date of grant, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date of grant of such Incentive Stock Option and no Nonqualified Stock Option shall be exercisable after the expiration of 15 years from the date of grant of such Nonqualified Stock Option.

                  B. LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee, provided that all Options must become exercisable within a five-year period from the date the Option is granted and must become exercisable at the rate of at least 20 percent per year.

                  C. SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is










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granted) of Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code; Treasury Regulations and other administrative pronouncements, which of a Holder's Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, unless (i) at the time such Option is granted the exercise price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

                  D. SEPARATE STOCK CERTIFICATES. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

                  E. OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of The Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code An Option Agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value (as of the exercise date of the Option) equal to such exercise price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly executed written notice directs: (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which the Holder is entitled upon exercise of the Option; (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm; and (iii) the delivery of the exercise price from sale or margin loan proceeds from the brokerage firm directly to the Company. Such Option Agreement may also include, without limitation, provisions relating to: (a) vesting of Options; (b) tax matters (including provisions covering any applicable employee wage withholding requirements); and (c) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the Option Agreements need not be identical.

                  F. EXERCISE PRICE AND PAYMENT. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price: (i) if the Option is an Incentive Stock Option, shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted; (ii) if the Option is a Nonqualified Option, shall be not less than 85 percent of the Fair Market Value of a share of Common Stock on the date such Option is granted; and (iii) shall be subject to adjustment as provided in Article X. An Option or portion thereof may be







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exercised by delivery of an irrevocable notice of exercise to the Company. The exercise price of an Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

                  G.       TERMINATION OF EMPLOYMENT OR SERVICE.

                           1. In the event the employment or service of a Holder of an Option by the Company terminates for any reason other than because of Disability or death, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option at the date of such termination.

                           2. In the event the employment or service of a Holder of an Option by the Company terminates because of Disability, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option at the date of such termination.

                           3. In the event of the death of a Holder of an Option while employed by or providing service to the Company, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such death whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option on the date of death. An Incentive Stock Option may be exercised only by the person or persons to whom such Holder's rights under the Option shall pass by the Holder's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                           4. The Committee, at the time of grant or at any time thereafter, may extend the three-month and one-year post-termination exercise periods any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable, subject to such terms and conditions as the Committee may determine.

                           5. To the extent that the Option of any deceased Holder or of any Holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase Common Stock pursuant to such Option shall cease and terminate.

                  H. RIGHTS AS A SHAREHOLDER. The Holder of an Option under the Plan shall have no rights as a shareholder with respect to the Common Stock subject to such Option until the date of issue to the Holder of a Stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.







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                  I.       OPTIONS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY
OTHER CORPORATIONS. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become Employees as a result of a merger or consolidation of the employing corporation with the Company, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

                                VIII. STOCK BONUS

                  A. STOCK BONUSES. The Committee may award shares of Common Stock under the Plan as Stock Bonuses. The Committee may not require the recipient to pay any monetary consideration other than cash necessary to satisfy any applicable federal, state or local tax withholding requirements.

                  B. STOCK BONUS AGREEMENT. Shares awarded as a Stock Bonus shall be subject to such terms, conditions and restrictions as shall be determined by the Committee. At the time any Stock Bonus is granted under this
Article VIII, the Company and the Holder shall enter into a Stock Bonus Agreement setting forth any terms, conditions and restrictions applicable to the Stock Bonus. The terms and provisions other respective Stock Bonus Agreements need not be identical.

                                IX. SALE OF STOCK

                  A. SALES OF STOCK. The Committee may sell shares of Common Stock under the Plan for such consideration (including promissory notes and services) as determined by the Committee, that in no event shall the consideration be less than 85 percent of the Fair Market Value of the Common Stock at the time of issuance. The consideration to be paid for shares sold under this Article IX to persons possessing more than 10 percent of the total combined voting power of all classes of Stock of the Company or of a Subsidiary shall not be less than 100 percent of the Fair Market Value of the Common Stock at the time of issuance.

                  B. STOCK SALE AGREEMENT. Shares sold under this Article IX shall be subject to the terms, conditions and restrictions determined by the Committee. At the time any Award is granted under this Article IX, the Company and the Holder shall enter into a Stock Sale Agreement setting forth the terms, conditions and restrictions applicable to the Sale of Stock. The terms and provisions of the respective Stock Sale Agreements need not be identical.

                  C. OTHER TERMS AND CONDITIONS. The Company may require any purchaser of stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements.












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                         X. CHANGES IN CAPITAL STRUCTURE

                  A. If the outstanding Common Stock is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for Awards. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Options or portions thereof then unexercised, shall be exercisable, the exercise price of such outstanding Options and all other matters deemed appropriate by the Committee so that the Holder's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustment made by the Committee shall be conclusive. Any adjustment provided for in this Paragraph A of Article X shall be subject to any required shareholder action. In the event of dissolution of the Company or a merger, consolidation, plan of exchange or similar transaction affecting the Company, in lieu of providing for Options as provided above in this Paragraph A of Article X or in lieu of having the Options continue unchanged, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which Holders shall have the right to exercise Options in whole or in part without any limitation on exercisability and upon the expiration of such 30- day period all unexercised Options shall immediately terminate.

                  B. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities senior to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

                  C. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of Stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards previously granted or the exercise price per share, if applicable.











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                    XI. AMENDMENT AND TERMINATION OF THE PLAN

                  The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not previously been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Award previously granted may be made which would impair the rights of the Holder without the consent of the Holder.

                               XII. MISCELLANEOUS

                  A. NO RIGHT TO AN AWARD. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee a Consultant or a Director any right to be granted an Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Bonus Agreement or Stock sate Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

                  B. NO EMPLOYMENT RIGHTS CONFERRED. Nothing in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or (ii) interfere in any way with the right of the Company to terminate the Employee's employment (or service as a Director, in accordance with the Company's Restated Articles of Incorporation and applicable corporate law, or service as a Consultant) at any time for any reason, with or without cause.

                  C. OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, roles or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash be paid in lieu of fractional shares. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. With the consent of the Committee, the recipient of an Award may deliver shares of Common Stock to the Company to satisfy any withholding obligation.

                  D. NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award granted under the Plan. No Employee, Consultant, Director, Holder, beneficiary or other person shall have any claim against the Company as a result of any such action.










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                  E.       RESTRICTIONS ON TRANSFER.

                           1. An Award shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that, with the consent of the Committee, which consent may be withheld in its sole discretion or conditioned on such requirements as the Committee shall deem appropriate, all or any portion of a Nonqualified Stock Option may be assigned or transferred to the optionee's immediate family (i.e., children, grandchildren, spouse, parents and siblings) to trusts for the benefit of the optionee's immediate family members, and pursuant to qualified domestic relations orders. No consideration may be paid for the transfer of any Nonqualified Stock Option, and, after any permitted transfer, the Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to it immediately prior to its transfer, except that: (i) subsequent transfers of transferred options shall be prohibited except by will or the laws of descent and distribution; (ii) for purposes of Section G of Article VII, the term "Holder" shall refer to the original optionee; (iii) the events of termination of employment specified in Section G of Article VII shall continue to be applied with respect to the original optionee, following which the Nonqualified Stock Option shall be exercisable by the transferee only to the extent, and for the periods specified in Section G of Article VII; and (iv) the original optionee shall remain subject to withholding taxes upon exercise of the Nonqualified Stock Option by the transferee. Before permitting any transfer, the Committee may require the transferee to agree in writing to be bound by all other terms and conditions applicable to the Nonqualified Stock Option prior to its transfer.

                           2. Incentive Stock Options may be exercisable during the lifetime of the optionee only by the optionee, or by the optionee's guardian or legal representative.

                  F. INFORMATION PROVIDED TO SHAREHOLDERS. At least annually, the Company shall provide to shareholders financial statements and management's discussion and analysis of financial condition and results of operations.

                  G. STOCK CERTIFICATES. The certificates representing shares awarded under the Plan shall bear any legends required by the Committee.

                  H. GOVERNING LAW. To the extent that federal laws (such as the Code and the federal securities laws) do not otherwise control, the Plan shall be construed in accordance with the laws of the state of Oregon.

                  I. HEADINGS. Headings contained in the Plan are for reference purposes and shall not affect the meaning or interpretation of the Plan.










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